As filed with the Securities and Exchange Commission on April 16, 2010
Registration No. 333-141830

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

ON

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Conmed Healthcare Management, Inc.
(Exact name of registrant as specified in its charter)

Delaware	42-1297992
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

7250 Parkway Dr.
Suite 400
Hanover, Maryland 21076
(410) 567-5520

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Turner, CEO
7250 Parkway Dr.
Suite 400
Hanover, Maryland 21076
(410) 567-5520
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James Grayer, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans , check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The Company filed a Registration Statement on Form SB-2 (File No. 333-141830), which was declared effective on June 1, 2007 (the “Original Registration Statement”).  The Company subsequently filed Amendment No. 1 to Post-Effective Amendment No. 1 to Form SB-2 on Form S-1, which was declared effective on January 7, 2009 and which converted the Original Registration Statement into a Registration Statement on Form S-1.  The Registration Statement on Form S-1 was subsequently amended by Amendment No. 1 to Post-Effective Amendment No. 2 to Form SB-2 on Form S-1, which was declared effective on September 4, 2009. This Post-Effective Amendment No. 3 is being filed to convert such Registration Statement on Form S-1 into a Registration Statement on Form S-3.  All registration fees payable in connection with the registration of the common stock of the Company, par value $.0001 per share, being registered hereby were previously paid in connection with the filing of the Original Registration Statement, and no registration fee is being paid in connection herewith.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell any of the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 16, 2010

PRELIMINARY PROSPECTUS

8,300,000 Shares of Common Stock
Conmed Healthcare Management, Inc.

This prospectus relates to the public offering of up to 8,300,000 shares of our common stock, par value $0.0001 per share, for sale by certain of our stockholders identified in this prospectus for their own accounts. Such stockholders are referred to throughout this prospectus as “selling stockholders” or individually as a “selling stockholder.” These shares include up to: (i) an aggregate of 6,000,000 shares of common stock; and (ii) an aggregate of 2,300,000 shares of common stock issuable upon the exercise of certain warrants. We will pay the expenses of registering these shares.

Our common stock is quoted on the NYSE Amex LLC (“NYSE Amex”) under the symbol “CONM”. On April 15, 2010 the closing sales price for the common stock on the NYSE Amex was $3.24 per share.

The selling stockholders who wish to sell their shares of our common stock may offer and sell such shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we will receive up to $2,525,000 from the exercise of all their warrants, if such warrants are exercised for cash.  As of April 15, 2010, warrants to purchase 160,000 shares of common stock were exercised to generate $48,000 of net proceeds and warrants to purchase 530,333 shares of common stock were exercised by cashless exercise, and as a result, a total of 465,929 shares of common stock were issued.  Any such proceeds will be used for working capital and general corporate purposes. One should read this prospectus and any amendment or supplement hereto together with additional information described in documents incorporated by reference herein and under the heading “Where You Can Find More Information” in this prospectus.

Our principal executive offices are located at 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076. Our telephone number is (410) 567-5520.

An investment in our common stock being offered by this prospectus involves a high degree of risk. You should read the “Risk Factors” section beginning on page 5 of this prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus before you decide to purchase any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _____________

TABLE OF CONTENTS

Prospective investors should rely only on information contained or incorporated by reference in this document. We have not authorized anyone to provide any other information. This document may only be used where it is legal to sell these securities.

You should assume the information appearing in this prospectus and the documents incorporated by reference are accurate only as of the date on the front of the respective document, regardless of the time of delivery. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section and our financial statements and the related notes incorporated by reference into this prospectus.

In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms the “Company”, “we”, “us”, and “our” refer and relate to Conmed Healthcare Management, Inc., sometimes in conjunction with Conmed, Inc. The term “Conmed, Inc.” refers and relates to our wholly owned subsidiary, Conmed, Inc., a Maryland corporation. The term “Pace” refers and relates to our predecessor-in-interest, Pace Health Management Systems, Inc., an Iowa corporation.

The Company

The Company provides healthcare services to county and municipal detention centers across the United States. As a result of the Supreme Court decision in Estelle v. Gamble (1976), all individuals held against their will are required to be provided with community standard healthcare. Under this requirement, all counties and municipalities are required to provide healthcare services for their inmates. We are a specialist in the provision of these services.

Corporate History

Prior to January 26, 2007, the Company, formerly known as Pace, was classified as a shell company, had no ongoing operations, minimal operating expenses and no employees.

On January 26, 2007, we acquired Conmed, Inc., a privately-owned provider of correctional healthcare services (the “Acquisition”). Conmed, Inc. was formed as a corporation on June 10, 1987 in the State of Maryland for the purpose of providing healthcare services exclusively to county detention centers located in Maryland. As Conmed, Inc. developed, it accepted more contracts for additional services including mental health, pharmacy and out-of-facility healthcare. In 2000, Conmed, Inc. served more than 50% of the county detention healthcare services market in Maryland. In 2003, Conmed, Inc. elected to seek contracts outside of Maryland and at the time of the Acquisition operated in four states: Kansas, Maryland, Virginia and Washington.

As a result of the Acquisition, Conmed, Inc. is a wholly-owned subsidiary of the Company and the business of Conmed, Inc. is now our primary business. On March 13, 2007, the Company changed its name to Conmed Healthcare Management, Inc. In 2008, we purchased all of the assets of Emergency Medicine Documentation Consultants, P.C., a provider of medical services in northwest Oregon (the “Asset Purchase”), and we purchased all of the stock of Correctional Mental Health Services, LLC, a provider of mental health services in Maryland. As of March 31, 2010, we were in contract with, and providing medical services in thirty-eight counties in seven states including: Arizona, Kansas, Maryland, Oklahoma, Oregon, Virginia and Washington.

Corporate Information

Our principal executive offices are located at 7250 Parkway Drive, Suite 400, Hanover, Maryland 21076. Our telephone number at such address is (410) 567-5520.

The Offering

Outstanding Common Stock	12,630,822

Common Stock Offered	Up to an aggregate of 6,000,000 shares of currently outstanding common stock and an aggregate of 2,300,000 shares of common stock issuable upon the exercise of certain warrants.

Proceeds
We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we will receive up to $2,525,000 from the exercise of all their warrants, if such warrants are exercised for cash. Certain of the warrants covered by this prospectus are subject to cashless exercise, in which case we may receive no proceeds from their exercise. None of the warrant holders have any obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.  As of April 15. 2010, warrants to purchase 160,000 shares of common stock were exercised to generate $48,000 of net proceeds and warrants to purchase 530,333 shares of common stock were exercised by cashless exercise, and as a result, a total of 465,929 shares of common stock were issued.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors”.

NYSE Amex Symbol	CONM

Note on Forward-Looking Statements

The statements set forth under the captions “Prospectus Summary” and elsewhere in this prospectus, including under “Risk Factors,” and those incorporated by reference herein which are not historical constitute “Forward Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), including statements regarding the expectations, beliefs, intentions or strategies for the future of both the Company and Conmed, Inc. Such statements may involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from our future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “potential” or “project” or the negative of these words or other variations on these words or comparable terminology. We intend that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Forward-looking statements are subject to many risks and uncertainties which could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

It is possible that the assumptions made by us for purposes of such forward-looking statements may not be valid and that the results may not materialize. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	We may not be able to grow our market share or increase revenue;

•
Our revenue expectations may not be achieved due to cancelled contracts or failure to obtain new business, the demand for our services may decrease and the pricing of our services may become less favorable;

•	Our agreements with clients generally may be terminated by the clients for any reason and on short notice;

•	Inflation may exceed our projection of the inflation rate of cost of services under multi-year contracts;

•	Our ability to maintain existing contracts and acquire additional contracts may be limited if we are unable to obtain required bonds in certain counties for which we provide our services;

•	Decreases in occupancy levels or disturbances at detention centers could adversely affect our business;

•	Our ability to utilize third party administrators (“TPAs”) for out-of-facility care;

•	Our ability to stay in compliance with laws and government regulations, including those relating to healthcare;

•	Competition could have an adverse affect on our business and revenues;

•	Material adverse changes in economic and industry conditions in the healthcare market;

•	Negative publicity about us or our business could adversely affect our business;

•	Loss of key personnel could adversely impact the business;

•	Costs for healthcare may exceed the budgeted amounts, causing operational losses;

•	Our ability to complete and integrate future acquisitions;

•	A reduction in government tax receipts, which may result in lower demand for our services;

•	A county government may file for bankruptcy or not be able to collect adequate receipts in order to pay its financial obligations;

•	We may not be able to expand our services offerings and current lines of business such as the repricing of healthcare claims for county detention center inmates;

•	Our inability to recruit physicians and nurses at competitive rates could adversely impact the business;

•	Our business practices may be found to constitute prohibited fee-splitting which may lead to penalties;

•	We could suffer an adverse impact if our employees or contractors became unionized; and

•	We could experience certain catastrophic events and/or incur significant litigation.

We caution you not to place undue reliance on these forward-looking statements. Such forward-looking statements relate only to events as of the date on which the statements are made. Except to the extent required by applicable laws or rules, we do not undertake any obligation or duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in future public statements and press releases.

RISK FACTORS

An investment in our securities is extremely risky. In addition to the other information in this prospectus, including the information in our reports and other documents on file with the Securities and Exchange Commission (“SEC”) or incorporated herein by reference, you should carefully consider the following risks before deciding to buy or exercise our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed, the price and value of our securities could decline and you could lose all or part of your investment.

Risks Related to Our Business

OUR ABILITY TO CONTINUE OR EXPAND OUR BUSINESS AND SECURE NEW CONTRACTS TO PROVIDE HEALTHCARE AND MEDICAL SERVICES TO CORRECTIONAL AND DETENTION FACILITIES DEPENDS ON MANY FACTORS OUTSIDE OUR CONTROL.  Our growth is generally dependent upon our ability to obtain new contracts to provide healthcare and medical services to inmates in county correctional and detention facilities.  This possible growth depends on a number of factors we cannot control, including crime rates and sentencing patterns in various jurisdictions as well as continued privatization by state, county and municipal governmental agencies of healthcare services for correctional facilities, and acceptance of such privatization.  There can be no assurance that this market will continue to grow, or that existing contracts will continue to be made available to the private sector which could cause our revenue to decline and harm our business and operating results.

The demand for our services could be adversely affected by the relaxation of enforcement efforts, leniency in conviction and sentencing practices or through the decriminalization of certain activities currently proscribed by our criminal laws. For instance, any changes with respect to drugs and controlled substances or illegal immigration could affect the number of persons arrested, convicted and sentenced, thereby potentially reducing demand for correctional facilities to house them, and thus, reduce the number of inmates receiving medical services. Legislation has been proposed in numerous jurisdictions that could lower minimum sentences for some non-violent crimes and make more inmates eligible for early release based on good behavior. Also, sentencing alternatives under consideration could put some offenders on probation with electronic monitoring who would otherwise be incarcerated. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring incarceration at correctional facilities.

WE PROVIDE CONTRACTED BUSINESS SERVICES. IN ANY CONTRACT BUSINESS, IT IS POSSIBLE A CONTRACT WILL BE TERMINATED, DEFAULTED UPON OR NOT RENEWED. Our top three medical service contracts with county detention centers generated approximately thirty-eight percent of our total revenues for the year ended December 31, 2009. These same clients generated approximately thirty percent of our gross profit. If a contracted detention facility, particularly one of our primary detention facilities, terminates its contract, which generally may be effective between thirty and ninety days prior to the termination date, our business and financial performance may be seriously harmed.

MOST OF OUR CONTRACTS ARE FOR SHORT-TERMS, ARE GENERALLY TERMINABLE WITHOUT CAUSE, AND THE RENEWAL OR EXTENSION OPTIONS MAY NOT BE EXERCISED BY THE GOVERNMENTAL AGENCY.  Our detention center medical services contracts are typically short-term, ranging from one to three years, with renewal or extension options in favor of the contracting governmental agency. Including extension options, we have several medical service contracts subject to renewal in the next twelve months, which accounted for approximately twelve percent of revenue and seventeen percent of the gross profit, respectively, for the year ended December 31, 2009.  We cannot assure you that these or any other contracts will be renewed or that extension options will be exercised. Additionally, the contracting governmental agency typically may terminate a facility contract without cause by giving us adequate written notice. We customarily incur significant development and start-up costs in establishing our services within the new facilities, and the termination or non-renewal of a contract would require an immediate write-off of any unamortized costs associated with the contract, including unamortized costs for service contracts acquired and goodwill, and could have a material adverse effect upon our financial condition, results of operations and liquidity.

OUR CONTRACTS ARE SUBJECT TO GOVERNMENTAL FUNDING.  Our detention center medical services contracts are subject to either annual or bi-annual governmental appropriations. Failure by a governmental agency to receive such appropriations could result in termination of the contract by such agency or a reduction of the fee payable to us. In addition, even if funds are appropriated, delays in payments may occur which could have a material adverse effect on our financial condition, results of operations and liquidity.

AN INCREASE IN INFLATION COULD ADVERSELY AFFECT OUR OPERATING RESULTS.  Some of our contracts provide for annual increases in the fixed base fee based upon changes in the regional medical care component of the Consumer Price Index. In all other contracts that extend beyond one year, we utilize a projection of the future inflation rate of our cost of services when bidding and negotiating the fixed fee for future years. If inflation exceeds projected levels, depending on the contract structure, our profitability could be adversely affected.

OUR INABILITY TO OBTAIN REQUIRED PERFORMANCE AND/OR PAYMENT BONDS MAY LIMIT OUR ABILITY TO MAINTAIN EXISTING CONTRACTS AND ACQUIRE ADDITIONAL CONTRACTS.  In order to expand our business and obtain new facilities’ contracts, as well as maintain certain existing contracts, we will need to be able to obtain bonds in certain counties for which we provide our services. In order to obtain such bonds, or renew existing bonds, we are required to fulfill certain financial requirements and standards. To the extent we are unable to fulfill the necessary financial requirements and standards, we may not be able to acquire new facilities’ contracts and could lose our existing contracts, all of which could negatively impact our business operations and financial condition.

WE ARE UNCERTAIN AS TO OCCUPANCY LEVELS AT CERTAIN FACILITIES WE SERVICE. A small portion of our revenues are generated under detention center medical services contracts that specify an offset for populations under a specified number. Under such a per diem rate structure, a decrease in occupancy levels could cause a decrease in the facilities’ needs for medical services, and therefore, could cause a decrease in revenue and profitability, and may have an adverse effect on our overall financial condition, results of operations and liquidity.

DISTURBANCES AT FACILITIES WE SERVICE WOULD IMPACT US NEGATIVELY.  An escape, riot, epidemic, catastrophic or other disturbance that seriously impacts the health of a large number of inmates at one of our facilities could have a material adverse effect on our financial condition, results of operations and liquidity. As a result of a disturbance, inmates may suffer multiple injuries for which the cost of care may have a temporary, but significant effect on profitability. Approximately ninety percent of our healthcare services’ revenues for the year ended December 31, 2009 are operated under caps which provide limits on the cost of exposure; however, multiple events with significant costs may exceed budget targets.

The remaining ten percent of our correctional healthcare services’ revenues from continuing operations contain no limits on our exposure for treatment costs related to catastrophic illnesses or injuries to inmates. Although we attempt to compensate for the increased financial risk when pricing contracts that do not contain catastrophic limits for facilities that have not had any catastrophic illnesses or injuries to inmates that exceeded its insurance coverage in the past, we cannot assure you that we will not experience a catastrophic illness or injury of a patient that exceeds its coverage in the future. The occurrence of severe individual cases outside of those catastrophic limits could render contracts unprofitable and could have a material adverse effect on our financial condition and results of operations.

WE MAY EXPERIENCE MALPRACTICE LITIGATION AND OTHER LIABILITY SUITS. Our medical services to correctional and detention facilities exposes us to potential third-party claims or litigation by inmates or other persons for adverse outcomes (medical malpractice), as well as suits related to infringement of their 8th and 14th amendment rights (deliberate indifference and civil rights). It is likely that as we grow, we will be exposed to additional healthcare liability issues. We currently maintain medical professional liability insurance to cover potential malpractice losses, in the amounts of $1,000,000 per incident and $5,000,000 in the aggregate, as well as $1,000,000 general liability coverage. Such insurance is expensive, subject to various coverage exclusions and deductibles and may not be obtainable in the future on terms acceptable to us, or at all.  In addition, a successful claim against us in excess of our insurance coverage could materially harm our business.  Failure to obtain sufficient levels of professional liability insurance at a reasonable price or at all, may expose us to significant losses, which could have a material adverse impact on our financial condition, results of operations or cash flows.

WE MAY INCUR SIGNIFICANT START-UP AND OPERATING COSTS ON NEW CONTRACTS BEFORE RECEIVING RELATED REVENUES, WHICH MAY IMPACT OUR CASH FLOWS AND NOT BE RECOUPED. When we are awarded a contract to provide medical services to a facility, we may incur significant start-up and operating expenses, including the cost of purchasing equipment and staffing the facility, before we receive any payments under the contract. These expenditures could result in a significant reduction in our cash reserves and may make it more difficult for us to meet other cash obligations. In addition, a contract may be terminated prior to its scheduled expiration and as a result, we may not recover these expenditures or realize any return on our investment.

WE UTILIZE TPA AND PROVIDER NETWORKS TO OBTAIN OUT-OF-FACILITY CARE IN VARIOUS MARKETS. SHOULD THOSE NETWORKS BECOME INACCESSIBLE, OUR COSTS FOR PROVIDING THOSE SERVICES WOULD RISE APPROXIMATELY FIFTEEN PERCENT. Our current profit margin is, in part, due to our ability to reduce out-of-facility costs that are defined by contracted networks. Our net costs are typically approximately fifteen percent less than the stated charges for these services. It is important to note that healthcare providers for the general public utilize these same programs. It is unlikely the environment will change, causing the return of payments based on healthcare provider’s charges without discounts.  If the contracted networks become inaccessible, or discounting slows, it would negatively impact our operating margins and could have a material adverse effect on us.

CHANGES IN STATE AND FEDERAL REGULATIONS COULD RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS. We are subject to extensive regulation by both the federal government and the states in which we conduct our business. There are numerous healthcare and other laws and regulations that we are required to comply with in the conduct of our business. These laws may be materially changed in the future or new or additional laws or regulations may be adopted with which we will be required to comply. The cost of compliance with current and future applicable laws, rules and regulations may be significant.

These state and federal laws and regulations that affect our business and operations include, but are not necessarily limited to:

•	healthcare fraud and abuse laws and regulations, which prohibit illegal referral and other payments;

•	the Employee Retirement Income Security Act of 1974 and related regulations, which regulate many healthcare plans;

•	pharmacy laws and regulations;

•	privacy and confidentiality laws and regulations;

•	civil liberties protection laws and regulations;

•	state and national correctional healthcare auditing bodies;

•	various licensure laws, such as nursing and physician licensing bodies;

•	drug pricing legislation; and

•	Medicare and Medicaid reimbursement regulations.

We believe we are operating our business in substantial compliance with all existing legal requirements material to the operation of our business. There are, however, significant uncertainties regarding the application of many of these legal requirements to our business, and there cannot be any assurance that a regulatory agency charged with enforcement of any of these laws or regulations will not interpret them differently or, if there is an enforcement action, that our interpretation would prevail. In addition, there are numerous proposed healthcare laws and regulations at the federal and state levels, many of which could materially affect our ability to conduct business or adversely affect our results of operations.

WE ARE SUBJECT TO HIPAA, AND OUR FAILURE TO COMPLY COULD ADVERSELY AFFECT OUR BUSINESS. On August 21, 1996, Congress passed the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). This legislation required the Secretary of the Department of Health and Human Services to adopt national standards for electronic health transactions and the data elements used in such transactions. The Secretary has adopted safeguards to ensure the integrity and confidentiality of such health information. Violation of the standards is punishable by fines and, in the case of wrongful disclosure of individually identifiable health information, imprisonment. Failure to comply with HIPAA could have an adverse effect on our business.

OUR BUSINESS PRACTICES MAY BE FOUND TO CONSTITUTE ILLEGAL FEE-SPLITTING OR CORPORATE PRACTICE OF MEDICINE, WHICH MAY LEAD TO PENALTIES AND ADVERSELY AFFECT OUR BUSINESS. Many of the states in which we operate have laws that prohibit unlicensed persons or business entities, including corporations, from employing physicians or laws that prohibit certain direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician’s license, civil and criminal penalties and rescission of business arrangements that may violate these restrictions. These statutes vary from state to state, are often vague, and seldom have been interpreted by the courts or regulatory agencies. We review, on an ongoing basis, the applicable laws in each state in which we operate and review our arrangements with our healthcare providers to ensure that these arrangements comply with all applicable laws. We have no assurance that governmental officials responsible for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with our interpretations.

GOVERNMENT AGENCIES MAY INVESTIGATE AND AUDIT OUR CONTRACTS AND, IF ANY IMPROPRIETIES ARE FOUND, WE MAY BE REQUIRED TO REFUND REVENUES WE HAVE RECEIVED, OR FOREGO ANTICIPATED REVENUES, AND WE MAY BE SUBJECT TO PENALTIES AND SANCTIONS. Certain government agencies have the authority to audit and investigate our contracts. As part of that process, government agencies may review our performance of the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. For contracts that actually or effectively provide for reimbursement of expenses, if an agency determines we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs, and we could be required to refund the amount of any such costs that have been reimbursed. If a government audit asserts improper or illegal activities by us, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with certain government entities.

THERE ARE LARGE COMPETITORS IN THE HEALTHCARE INDUSTRY THAT COULD CHOOSE TO COMPETE AGAINST US, REDUCING OUR PROFIT MARGINS OR CAUSING US TO LOSE CUSTOMERS. Existing national correctional healthcare contract companies, local and regional contracting companies, hospitals and integrated health systems are our potential competitors. These companies include well-established companies which may have greater financial, marketing and technological resources than we do, such as Prison Health Services, Inc., Correctional Medical Services, Inc. and Wexford Health Sources, Inc. Increased price competition could result in the loss of customers or otherwise reduce our profit margins and have a material adverse effect on us.

THERE ARE BARRIERS TO ENTRY INTO THE CORRECTIONAL HEALTHCARE SERVICES MARKET WHICH COULD BE OVERCOME RESULTING IN GREATER COMPETITION. The barriers to entrance to compete for contracts are typically five years experience providing the same services and demonstrated financial stability. It would be possible for an investor to purchase an existing experienced company, add capital and quickly become competitive on a national scale.

WE ARE DEPENDENT ON GOVERNMENT APPROPRIATIONS. Our cash flow is subject to the receipt of sufficient funding of, and timely payment by, contracting governmental entities. If the appropriate governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have an adverse effect on our cash flow and financial condition. In addition, as a result of, among other things, recent economic developments, federal, state and local governments have encountered, and may encounter, unusual budgetary constraints. As a result, a number of state and local governments are under pressure to control additional spending or reduce current levels of spending. Accordingly, we may be requested in the future to reduce our existing per diem contract rates or forego prospective increases to those rates. In addition, it may become more difficult to renew our existing contracts on favorable terms or otherwise.

OUR INABILITY TO REACT EFFECTIVELY TO CHANGES IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR OPERATING RESULTS. In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including potential national healthcare reform, trends toward managed care, cuts in Medicare reimbursements, and horizontal and vertical consolidation within the healthcare industry. Proposed changes to the U.S. healthcare system may increase governmental involvement in healthcare and ancillary health services, and otherwise change the way payers, networks and providers conduct business. Healthcare organizations may react to these proposals and the uncertainty surrounding them by reducing or delaying purchases of cost control mechanisms and related services that we provide. Other legislative or market-driven changes in the healthcare system that we cannot anticipate could also materially adversely affect our business. Our inability to react effectively to these and other changes in the healthcare industry could adversely affect our operating results and business. We cannot predict whether any healthcare reform efforts will be enacted and what effect any such reforms may have on us or our customers.

A PROLONGED ECONOMIC SLOWDOWN OR RECESSION COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS. The current economic slowdown may have a negative effect on our business and financial condition and could also result in inadequate payments under our healthcare services contracts. Unfavorable economic conditions also could increase our funding and working capital costs or limit our access to the capital markets, any of which would adversely affect our business, financial condition, operating results or cash flows.

NEGATIVE PUBLICITY ABOUT US OR OUR BUSINESS COULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND ABILITY TO OBTAIN FUTURE BUSINESS. Negative publicity regarding the provision of correctional healthcare services by for-profit companies could adversely affect our results of operations or business. Privatization of healthcare services for correctional facilities may encounter resistance from groups or constituencies that believe that healthcare services to correctional facilities should only be provided by governmental agencies. Negative publicity regarding the privatization of correctional healthcare services or specific alleged actions or inactions of us or other industry participants may result in increased regulation and legislative review of industry practices that further increase our costs of doing business and adversely affect its results of operations by:

•	adversely affecting our ability to market our services;

•	placing pressure on certain of our clients either to force such clients to change the way they do business with us or sever their relationship with us altogether;

•	increasing the regulatory burdens under which we operate;

•	increasing our exposure to litigation; or

•	requiring us to change our services.

Moreover, negative publicity relating to us in particular also may adversely affect our ability to renew or maintain existing contracts or to obtain new contracts, which could have a material adverse effect on our business.

THE CONTINUED SERVICES AND LEADERSHIP OF OUR SENIOR MANAGEMENT IS CRITICAL TO OUR ABILITY TO MAINTAIN GROWTH AND ANY LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS. The future of our business depends, to a significant degree, on the skills and efforts of our senior executives, in particular, Dr. Richard Turner, our Chairman and Chief Executive Officer and Dr. Howard Haft, MD, MMM, CPE, our Executive Vice President and Chief Medical Officer. If we lose the services of any of our senior executives, and especially if any of our executives join a competitor or form a competing company, it could result in a setback to our operating plan and our business and financial performance could be seriously harmed.

We have executed employment agreements with Dr. Haft and Dr. Turner, effective as of the closing of the Acquisition, which include, except for Dr. Turner’s employment agreement, noncompetition clauses that expire three years after termination of employment, or during the period that such employee is an owner of any of our issued and outstanding stock.

AS A PUBLIC COMPANY, WE INCUR SUBSTANTIAL ADDITIONAL COSTS AND MAY BE UNABLE TO OPERATE PROFITABLY.  As a publicly-traded company, our business is subject to significant additional costs. These costs include, among other things, additional legal and accounting costs incurred as a result of being a public company plus the additional compliance, reporting, corporate governance and the NYSE Amex continued listing requirements and investor relations activities which this entails. Furthermore, the financial, administrative and managerial structures necessary to operate as a public company or the development of such structures require a significant amount of management’s time and other resources including financial resources, which may hinder our ability to operate profitably.

OUR REVENUE MARGINS MAY DECREASE DUE TO FIXED REVENUE BASE.  Our existing contracts are primarily structured as fixed fee contracts. The costs of inmate healthcare may fluctuate from what we anticipated due to several variables, including increases in inmate population and increased inmate illness. Such additional costs may not be easily passed through under those contracts containing a fixed fee structure, and therefore, we may not always have sufficient revenue to cover such increased costs. As a result, our revenue margins may fall. If our revenue margins decrease more than one or two percentage points, our ability to perform under our contracts may be limited, which could negatively impact our business operations and financial performance.

WE MAY BE UNSUCCESSFUL IN THE HIRING AND RETENTION OF SKILLED PERSONNEL. The future growth of our business depends on successful hiring and retention of skilled personnel, and we may be unable to hire and retain the skilled personnel we need to succeed. Qualified personnel are in great demand throughout the healthcare industry, thus it is difficult to predict the availability of qualified personnel or the compensation levels required to hire and retain them. We face stiff competition for staffing, which may increase our labor costs and reduce profitability. We compete with other healthcare and service providers in recruiting qualified management and staff personnel for the day-to-day operations of our business, including nurses and other healthcare professionals. In some markets, the scarcity of nurses and other medical support personnel has become a significant operating issue to healthcare businesses. This scarcity may require us to enhance wages and benefits to recruit and retain qualified nurses and other healthcare professionals. Because a significant percentage of our existing contracts are structured as fixed fee contracts, we have a limited ability to pass along increased labor costs to existing customers. The failure to attract and retain sufficient skilled personnel at economically reasonable compensation levels may limit our ability to perform under our contracts, which could lead to the loss of existing contracts or our ability to gain new contracts, and may impair our ability to operate and expand our business, as well as harm our financial performance.

WE MAY EXPERIENCE UNBUDGETED INCREASES IN COSTS RELATED TO THE PROVISION OF HEALTHCARE. Currently, we predict the costs of healthcare based on prior experience and projected increases. The projections for future increases are based on historical trends and expected increases related to the development of new healthcare initiatives, treatments and disease states. For example, recent increases in the use of high cost psychiatric medications have triggered increases in the projected costs of those medications in the bid process. However, mid-cycle increases, such as those associated with the need to use a more expensive antibiotic for a drug resistant infection, or the development of a standard treatment for Hepatitis C, for example, would produce significant cost overruns in pharmacy budgeted expenses.

WE ARE SUBJECT TO NECESSARY INSURANCE COSTS. Workers’ compensation, employee health, and medical professional and general liability insurance represent significant costs to us. Because we significantly self-insure for workers’ compensation, employee health, medical professional and general liability risks, our insurance expense is dependent on claims experience, our ability to control our claims experience, and in the case of workers’ compensation and employee health, rising healthcare costs in general. Further, additional terrorist attacks, such as those on September 11, 2001, and concerns over corporate governance and corporate accounting scandals, could make it more difficult and costly to obtain liability and other types of insurance. Unanticipated additional insurance costs could adversely impact our results of operations and cash flows, and the failure to obtain or maintain any necessary insurance coverage could have a material adverse effect on us.

WE FACE RISKS ASSOCIATED WITH ACQUISITIONS. We intend to grow through internal expansion and through selective acquisitions. We cannot assure you that we will be able to identify, acquire or profitably manage acquired operations or that operations acquired will be profitable or achieve levels of profitability that justify the related investment. We may not realize the anticipated benefits of these acquisitions, or may not realize them in the timeframe expected.  Acquisitions involve a number of special risks, including possible adverse short-term effects on our operating results, diversion of management’s attention from existing business, dependence on retaining, hiring and training key personnel, risks associated with unanticipated problems or legal liabilities, and amortization of acquired intangible assets, any of which could have a material adverse effect on our financial condition, results of operations and liquidity.

THE LIABILITY OF OUR OFFICERS AND DIRECTORS IS LIMITED. On March 13, 2007, we reincorporated as a Delaware corporation and we provide our officers and directors indemnification to the fullest extent allowed under the Delaware General Corporation Law (the “DGCL”). We also carry directors and officers liability insurance. As a result of the foregoing, our officers and directors may not be personally liable to us or our stockholders for actions taken or failure to take any action and may otherwise discourage or deter our stockholders from suing our officers or directors even though such actions, if successful, might otherwise benefit us and our stockholders.

WE HAVE LIMITED EXPERIENCE ATTEMPTING TO COMPLY WITH PUBLIC COMPANY OBLIGATIONS, INCLUDING SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002.  As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC has adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-K. In addition, the registered certified public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. The requirement for a report of management, as currently in effect, was included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, filed with the SEC on March 25, 2010. The requirement for our auditor to attest on management assessment will apply for the fiscal year ending December 31, 2010. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

CERTAIN STOCKHOLDERS CAN EXERT CONTROL OVER US AND MAY NOT MAKE DECISIONS THAT FURTHER THE BEST INTERESTS OF ALL STOCKHOLDERS. Our officers, directors and principal stockholders (greater than five percent stockholders) together own a majority of our issued and outstanding common stock. Consequently, these stockholders, if they act individually or together, may exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change of control of us and might affect the market price of our common stock, even when a change of control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAKE IT HARDER FOR US TO BE ACQUIRED WITHOUT THE CONSENT AND COOPERATION OF OUR BOARD OF DIRECTORS AND MANAGEMENT. Provisions of our organizational documents and Delaware law may deter or prevent a takeover attempt, including a takeover attempt in which the potential purchaser offers to pay a per share price greater than the current market price of our common stock. Under the terms of our certificate of incorporation, our Board of Directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such shares. The ability to issue shares of preferred stock could tend to discourage takeover or acquisition proposals not supported by our current Board of Directors. In addition, we are subject to Section 203 of the DGCL, which restricts business combinations with some stockholders once the stockholder acquires fifteen percent or more of our common stock.

Risks Related to Our Securities

TRADING IN OUR COMMON STOCK HAS BEEN LIMITED AND AN ACTIVE AND VISIBLE TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP, SO INVESTORS MAY NOT BE ABLE TO SELL AS MANY OF THEIR SHARES AS THEY WANT AT PREVAILING PRICES.  Shares of our common stock are traded on the NYSE Amex market. Approximately 8,649 shares were traded on an average daily trading basis for the year ended December 31, 2009. We cannot predict whether an active market for our common stock will develop in the future.

If limited trading in our common stock continues:

•	investors may have difficulty buying and selling or obtaining market quotations;
•	market visibility for our common stock may be limited;
•	a lack of visibility for our common stock may have a depressive effect on the market price for our common stock; and
•	the sale of a large block of our common stock could depress the market price of our common stock to a greater degree than a company that typically has a higher volume of trading of its securities.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE, WHICH MAY LEAD TO LAWSUITS AGAINST US. Our common stock currently trades on the NYSE Amex market under the symbol “CONM”. The trading price of our common stock may be subject to volatility in response to, among other things, quarter-to-quarter variations in our operating results, announcements of new contracts, cancellations of existing contracts or new acquisitions by us or our competitors, changes in financial estimates by securities analysts, or general conditions in the industry in which we operate and other factors.  Sales of substantial amounts of our common stock, or the perception that such sales might occur, could also adversely affect prevailing market prices of our common stock.  These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.  When the market price of a company’s stock drops significantly, stockholders often institute securities class action lawsuits against that company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

WE MAY NOT BE ABLE TO MEET THE NYSE AMEX’S CONTINUED LISTING STANDARDS AND AS A RESULT, THE NYSE AMEX MAY DELIST OUR SECURITIES FROM QUOTATION ON ITS EXCHANGE, WHICH COULD LIMIT INVESTORS’ ABILITY TO MAKE TRANSACTIONS IN OUR SECURITIES AND SUBJECT US TO ADDITIONAL TRADING RESTRICTIONS. Our securities are currently listed on the NYSE Amex, however we cannot assure you that our securities will continue to be listed on the NYSE Amex if we are unable to meet certain of the continued listing standards.  If the NYSE Amex delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity with respect to our securities;

•
a determination that our common stock is a “penny stock” (as defined in Rule 3a51-1 promulgated under the Exchange Act, which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

ADDITIONAL AUTHORIZED SHARES OF OUR COMMON STOCK AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET AND OUR ADDITIONAL FINANCING REQUIREMENTS COULD RESULT IN DILUTION TO EXISTING STOCKHOLDERS. We are authorized to issue 40,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of April 15, 2010, there are 12,630,822 shares of common stock and no shares of preferred stock issued and outstanding. However, the total number of shares of common stock issued and outstanding does not include shares reserved for issuance upon the exercise of outstanding options or warrants or shares reserved for issuance under our 2007 Stock Option Plan, as amended (the “2007 Plan”). In addition, under most circumstances, our Board of Directors has the right, without stockholder approval, to issue authorized but unissued and nonreserved shares of our common stock. If all of these shares were issued, it would dilute the existing stockholders and may depress the price of our common stock.

As of April 15, 2010, we have outstanding warrants to purchase an aggregate of 1,912,667 shares of common stock at an average exercise price of $1.32 and have reserved shares of our common stock for issuance in connection with the potential exercise thereof. During the three months ended March 31, 2010, no warrants to purchase shares of common stock were exercised for cash and no warrants to purchase shares of common stock were exercised by cashless exercise. In addition, the Board of Directors and our stockholders have approved the 2007 Plan which reserves up to 2,350,000 shares of our common stock for issuance under its terms and, as of March 31, 2010, we have outstanding 2,074,167 options to purchase common stock at an average exercise price of $2.24.

Our Board of Directors has the authority, without stockholder approval, to create and issue additional stock options, warrants and one or more series of preferred stock and to determine the voting, dividend and other rights of the holders of such preferred stock. Depending on the rights, preferences and privileges granted when the preferred stock is issued, it may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and voting and other rights of the holders of our common stock. As indicated above, no shares of preferred stock are currently outstanding.

In addition, any additional financings which we may require in the future may be obtained through one or more transactions which may dilute (either economically or in percentage terms) the ownership interests of our stockholders. Further, we may not be able to secure such additional financing on terms acceptable to us, if at all. We have the authority to issue additional shares of common stock and preferred stock, as well as additional classes or series of ownership interests or debt obligations which may be convertible into any one or more classes or series of ownership interests. The issuance of additional warrants or options, and the exercise of such warrants or options, may also cause further dilution of the ownership interests of our stockholders.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET. In addition, from time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, after satisfying a six-month holding period: (i) an affiliated stockholder (or stockholders whose shares are aggregated) may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale and (ii) non-affiliated stockholders may sell without such limitations, provided we are current in our public reporting obligations. Rule 144 also permits the sale of securities by non-affiliates that have satisfied a one-year holding period without any limitation or restriction. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities.

WE DO NOT INTEND TO PAY ANY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE. We currently intend to retain all future earnings, if any, to finance our current and proposed business activities and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We may also incur indebtedness in the future that may prohibit or effectively restrict the payment of cash dividends on our common stock. If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we will receive up to $2,525,000 from the exercise of all their warrants, if such warrants are exercised for cash. Certain of the warrants covered by this prospectus are subject to cashless exercise, in which case we may receive no proceeds from their exercise. None of the warrant holders have any obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.  As of April 15, 2010, warrants to purchase 160,000 shares of common stock were exercised to generate $48,000 of net proceeds and warrants to purchase 530,333 shares of common stock were exercised by cashless exercise, and as a result, a total of 465,925 shares of common stock were issued.

Since the proceeds of exercise of the warrants will be paid to us, our net tangible book value will be increased by the sale of shares underlying the warrants covered by this prospectus.

SELLING STOCKHOLDERS

Up to an aggregate of 8,300,000 shares of common stock may be offered under this prospectus. This amount includes up to 6,000,000 shares of common stock and up to 2,300,000 shares of common stock issuable upon the exercise of warrants.

The following table sets forth as of April 15, 2010 each stockholder who is offering its shares of our common stock for sale under this prospectus, any position, office or other material relationship which such selling stockholder has had with us within the past three years, the amount of shares owned by such stockholder prior to this offering, the amount to be offered for such stockholder’s account, the amount to be owned by such stockholders following completion of the offering and (if one percent or more) the percentage of the class to be owned by such stockholder after the offering is complete. The prior-to-offering figures are as of April 15, 2010. All share numbers are based on information that these stockholders supplied to us or that is otherwise known to us. This table assumes that each stockholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Stockholders are not required to sell their shares. Beneficial ownership is determined in accordance with SEC rules and regulations and includes voting or investment power with respect to the securities.

All proceeds of this offering will be received by the selling stockholder for its own account. We may receive proceeds in connection with the exercise of the warrants, the underlying shares associated with which may, in turn, be sold by the selling stockholder. As used in this prospectus, the term “selling stockholder” includes the selling stockholder and its transferees, assignees, pledgees, donees or other successors.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholder. After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholder may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock. Information about the selling stockholder may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

The percentage interest of each selling stockholder is based on the beneficial ownership of such selling stockholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to such selling stockholder (but not any other selling stockholder) when exercising warrants or other rights in the future.

Name	Position, Office or Other Material Relationship	Number of Shares of common stock Beneficially Owned		Number of Shares to be Offered for the Account of the Selling Stockholder		Number of Shares to be Beneficially Owned after this Offering	Percentage to be Beneficially Owned after this Offering

Core Fund, L.P.	None	133,333	(1)	133,333	(1)	—	—
Vision Opportunity Master Fund, Ltd.	None	30,667	(2)	30,667	(2)	—	—
Egatniv, LLC	None	26,029	(3)	26,029	(3)	—	—
Maurice Gauchot	None	16,000	(4)	16,000	(4)	—	—
Heller Capital Investments	None	400,000	(5)	400,000	(5)	—	—
Flat Universe, LLC	None	26,667	(6)	26,667	(6)	—	—
Robert J. Tursi	None	26,262	(7)	26,262	(7)	—	—
Clancy G. Sullivan	None	53,333	(8)	53,333	(8)	—	—
William & Sharon Mitchell, JTWROS	None	26,667	(9)	26,667	(9)	—	—
Robert A. Melnick	None	26,667	(10)	26,667	)(10)	—	—
Diamond Opportunity Fund, LLC	None	211,881	(11)	211,881	(11)	—	—
White Sand Investor Group, L.P.	None	213,333	(12)	213,333	(12)	—	—
Peter Unanue	None	53,333	(13)	53,333	(13)	—	—
Millenium Partners, L.P.	None	266,667	(14)	266,667	(14)	—	—
LBI Group Inc.	None	2,666,667	(15)	2,666,667	(15)	—	—
Sand Brothers Venture Capital LLC	None	53,333	(16)	53,333	(16)	—	—
Sand Brothers Venture Capital II LLC	None	53,333	(17)	53,333	(17)	—	—
Sand Brothers Venture Capital III LLC	None	240,000	(18)	240,000	(18)	—	—
Sand Brothers Venture Capital IV LLC	None	133,333	(19)	133,333	(19)	—	—
2116 Partners	None	26,667	(20)	26,667	(20)	—	—
Katie and Adam Bridge Partners LP	None	26,667	(21)	26,667	(21)	—	—
Miracle Growth LLC	None	53,333	(22)	53,333	(22)	—	—
David J. Rosenfeld	None	13,333	(23)	13,333	(23)	—	—
Grossman Family Trust	None	40,000	(24)	40,000	(24)	—	—
Myron F. Steves, Jr.	None	53,333	(25)	53,333	(25)	—	—
Maxim Group LLC	(27)	279,000	(26)	279,000	(26)	—	—
Warrant Strategies Fund, LLC	None	166,667	(27)	166,667	(27)	—	—
Edward F. Heil	None	8,430	(28)	8,430	(28)	—	—
James H. Desnick	None	1,209,870	(29)	91,570	(29)	1,118,300	8.9%
Laidlaw & Company	None	1,050	(30)	1,050	(30)
Buff Trust	None	4,725	(30)	4,725	(30)
Garnet Trust	None	4,725	(30)	4,725	(30)
Hugh Regan	None	5,250	(30)	5,250	(30)
Jonathan Lawrence	None	5,250	(30)	5,250	(30)

1.
Represents 125,000 shares of common stock and 8,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. David N. Baker exercises voting and dispositive power with respect to the shares offered hereby.

2.	Represents 30,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Adam Benowitz exercises voting and dispositive power with respect to the shares offered hereby.

3.
Represents 24,362 shares of common stock and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Seth Farbman exercises voting and dispositive power with respect to the shares offered hereby. Egatniv, LLC is an affiliate of Vintage Filings LLC, our printing services provider since January 2007. In the three years prior to March 31, 2010, we have paid Vintage Filings LLC an aggregate of $55,525 for services rendered. No written contract exists between the Company and Egatniv, LLC or Vintage Filings LLC.

4.
Represents 12,000 shares of common stock, 3,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,000 shares of common stock issuable upon exercise of warrants at $2.50 per share.

5.
Represents 375,000 shares of common stock and 25,000 shares of common stock issuable upon exercise of warrants at $2.50 per share. Ronald I. Heller exercises voting and dispositive power with respect to the shares offered hereby.

6.
Represents 25,000 shares of common stock and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. David N. Baker exercises voting and dispositive power with respect to the shares offered hereby.

7.	Represents 24,595 shares of common stock and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share.

8.	Represents 50,000 shares of common stock and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share.

9.
Represents 25,000 shares of common stock and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Both William and Sharon Mitchell exercise voting and dispositive power with respect to the shares offered hereby.

10.	Represents 25,000 shares of common stock and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share.

11.
Represents 198,548 shares of common stock and 13,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. David Hokin, Robert Rubin and Richard Marks exercise voting and dispositive power with respect to the shares offered hereby. Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of these securities.

12.
Represents 160,000 shares of common stock, 40,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 13,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Owen Donnelley, Elliott Donnelley and Marshall Donnelley exercise voting and dispositive power with respect to the shares offered hereby.

13.	Represents 50,000 shares of common stock and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share.

14.
Represents 200,000 shares of common stock, 50,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 16,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Millennium Management, L.L.C., a Delaware limited liability company, is the general partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be constructed in and of itself as an admission by either of Millennium Management L.L.C. or Mr. Englander as to beneficial ownership of the shares of the Company’s common stock owned by Millennium Partners, L.P.

15.
Represents 2,000,000 shares of common stock, 500,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 166,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. The terms of the warrants issued to the selling stockholder, whose underlying shares of common stock are included for resale under this prospectus, provide that the selling stockholder is not entitled to receive shares upon exercise of the warrants if such receipt would cause the selling stockholder to be deemed to beneficially own in excess of 9.9% of the outstanding shares of our common stock on the date of issuance of such shares. Jeffrey Ferrell exercises voting and dispositive power with respect to the shares offered hereby.

16.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

17.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

18.
Represents 180,000 shares of common stock, 45,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 15,000 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

19.
Represents 100,000 shares of common stock, 25,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 8,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

20.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Helen Gavin exercises voting and dispositive power with respect to the shares offered hereby.

21.
Represents 20,000 shares of common stock, 5,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 1,667 shares of common stock issuable upon exercise of warrants at $2.50 per share. Scott Baily exercises voting and dispositive power with respect to the shares offered hereby.

22.
Represents 40,000 shares of common stock, 10,000 shares of common stock issuable upon exercise of warrants at $0.30 per share and 3,333 shares of common stock issuable upon exercise of warrants at $2.50 per share. Deirdre Henderson exercises voting and dispositive power with respect to the shares offered hereby.

23.
Represents 10,000 shares of common stock, 2,500 shares of common stock issuable upon exercise of warrants at $0.30 per share and 833 shares of common stock issuable upon exercise of warrants at $2.50 per share.

24.
Represents 30,000 shares of common stock, 7,500 shares of common stock issuable upon exercise of warrants at $0.30 per share and 2,500 shares of common stock issuable upon exercise of warrants at $2.50 per share. Raphael Grossman exercises voting and dispositive power with respect to the shares offered hereby.

25.	Represents 53,333 shares of common stock.

26.
The number of shares beneficially owned represents shares of common stock underlying warrants received by Maxim Group, LLC as compensation for services rendered as placement agent in connection with the private placement completed in January 2007 (the “Private Placement”). These warrants may be exercised by Maxim Group, LLC at $2.75 per share until January 26, 2012. In connection with its services as our placement agent, Maxim Group, LLC also received cash compensation and expenses. Such warrants contain customary anti-dilution protection for stock splits, dividends and rights of first refusal to act as lead underwriter or placement agent or advisor for public and private equity and debt offerings and financial advisory services. Mr. Mike Rabinowitz is the principal manager of MJR Holdings, and has principal voting and dispositive power with respect to the securities owned by Maxim Partners LLC. Maxim Partners LLC owns 94% of Maxim Group, LLC, a registered broker dealer.

27.	The number of shares beneficially owned represents shares of common stock issuable upon exercise of warrants at $2.50 per share.

28.	The number of shares beneficially owned represents shares of common stock issuable upon exercise of warrants at $0.30 per share.

29.	Based upon information obtained from the Schedule 13D/A filed with the SEC on June 8, 2009. Includes 91,570 shares of common stock issuable upon exercise of warrants at $0.30 per share.

30.	The number of shares beneficially owned represents shares of common stock issuable upon exercise of warrants at $2.75 per share.

Additional Disclosure

The following information is presented as of June 1, 2007:

Dollar value of Underlying Securities Registered for Resale in this Prospectus
The closing price per share of our common stock on January 26, 2007, the date of sale of the preferred stock pursuant to the Private Placement described elsewhere in this prospectus, as adjusted by the 1 for 20 reverse stock split which occurred March 15, 2007, was $5.00. Using this share price, the total dollar value of the shares of common stock being registered hereunder (8,300,000 shares, inclusive of common stock underlying the warrants) would have been $41,500,000.

However, we believe this price does not reflect the true value of our securities at that time due to the fact that (i) we were operating as a public shell, (ii) the trading volume in the common stock was extremely low and highly speculative, and (iii) the total public float represented less than 3% of our common shares outstanding following the Private Placement and Plan of Recapitalization. On January 26, 2007 only 1,000 shares were traded, as adjusted by the reverse stock split (less than one hundredth of one percent of our common stock), and the average trading volume during the month of January 2007 was 496 shares. If we were to use $5.00 as the share price as representative of the underlying total dollar value of the shares of common stock being registered hereunder (8,300,000 shares, inclusive of common stock underlying the warrants) such amount would be $41,500,000; an amount clearly not representative of the value of these securities at that time. Accordingly, we believe the market price as established by the Private Placement of $2.01 is the best estimate of the fair value of the securities at the time of the Private Placement and it was determined as follows:

Total offering proceeds	6,000,000	$2.50	(1)	$15,000,000
Less fair value of warrants at $0.30 per share	1,500,000	$1.75	(2)	$(2,628,347)
Less fair value of warrants at $2.50 per share	500,000	$0.58	(2)	$(289,664)

Total proceeds less fair value allocated to warrants				$(2,918,011)

Net price allocated to the preferred shares				$12,081,989

Fair value per share				$2.01 (3)

(1)	Stated conversion price of the preferred shares.

(2)	Represents the calculated fair value per warrant using the Black-Scholes pricing model.

(3)	The fair value per share issued equals the stated conversion price less the fair value of the warrants.

Payments Made in Connection with the Financing
The following table discloses the dollar amount of each payment (including the value of any payments to be made in common stock) in connection with the transaction that we have made or may be required to make to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments).

Payments previously made (1)
Cash	$1,500,000
Warrants	$154,940

Payments under stock purchase agreement
Liquidated damages (failure to deliver unlegended shares) (2)	*
Buy-in payment (2)	*
Lawsuit reimbursement, if any (2)	*

Payments under registration rights agreement
Liquidated damages for failure to have registration statement effective by June 1, 2007 (3)	*
Penalty interest on failure to pay liquidated damages (18%) (2)	*

Payments under warrants
Buy-in payment (2)	*

(1)
Consists of compensation paid to Maxim Group LLC for services rendered as placement agent, including (i) a cash fee of 10% of the gross proceeds (an aggregate of $1,500,000) and (ii) warrants to purchase 300,000 shares of common stock at an exercise price equal to $2.75 per share of common stock.

(2)	We are unable to estimate at this time if any such payments will be payable, or, if payable, what such amount would be.

(3)	Amount capped at (i) 1% of purchase price of the preferred stock per 30 day period and (ii) an aggregate of 10% of purchase price of the preferred stock ($1,500,000).

   The net proceeds we received from the Private Placement were $12,845,549. From the gross proceeds of $15,000,000, Maxim Group LLC, the placement agent for the Private Placement, received cash compensation of $1,500,000, plus reimbursement for accountable expenses in the amount of $50,000, as well as filing fees associated with Blue Sky filings, in an amount of $5,000. Additional expenses for legal and accounting fees, plus other related offering expenses, totaled approximately $599,451.

   Total possible payments to all selling stockholders and any of their affiliates in the first year following the sale of convertible preferred stock are $0, as all shares of preferred stock were converted prior to the filing of the registration statement of which this prospectus forms a part, and there are no payments due any of the stockholders under the terms of the preferred stock. Notwithstanding the forgoing, total possible payments under agreements entered into in connection with the sale of the preferred stock to all selling stockholders and any of their affiliates in the year following January 26, 2007 consist of the following:

1.      $10 per trading day, as partial liquidated damages, for each $1,000 of common stock (based on the VWAP of the common stock on the date submitted to the transfer agent) delivered for removal of the current restrictive legend (increasing to $20 per trading day 5 trading days after such damages have begun to accrue) for each trading day after the second trading day following the legend removal date until such certificate is delivered without a legend.

2.       If we fail to cause our transfer agent to transmit to each selling stockholder a certificate or certificates representing the common stock in requisite form on or before the second trading day after the applicable legend removal date, and if after such date such selling stockholder is required by its broker to purchase (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by the selling stockholder of common stock which the selling stockholder anticipated receiving in the form required, then we shall pay in cash to such selling stockholder the amount by which (x) such selling stockholder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed. A similar provision exists with respect to the common stock underlying each of the warrants issued to the selling stockholders. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

3.      If any selling stockholder becomes involved in any proceeding by or against any person who is a stockholder (except as a result of sales, pledges, margin sales and similar transactions by such selling stockholder to or with any other stockholder), solely as a result of such selling stockholder’s acquisition of our securities, we will reimburse such selling stockholder for its legal and other expenses (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

4.       We have agreed to indemnify the selling stockholders for any losses they may incur as a result of any breach of any of the representations, warranties, covenants or agreements made by us in any of the transaction documents in the Private Placement or as a result of any action instituted against a selling stockholder with respect to the Private Placement, unless such action is based upon a breach of such selling stockholder’s obligations or any violations by the selling stockholder of state or federal securities laws or fraud, gross negligence, willful misconduct or malfeasance. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

5.      If the registration statement of which this prospectus forms a part is not effective on or before June 1, 2007, we must pay to each selling stockholder an amount equal to 1% of the aggregate purchase price paid by such selling stockholder for any registrable securities not then registered for resale pursuant to an effective registration statement. In no event shall we be liable for liquidated damages in excess of 1% in any 30-day period and the maximum aggregate liquidated damages payable to a selling stockholder shall be 10.0% of the aggregate subscription amount paid by such selling stockholder. Thus, in the event the registration statement of which this prospectus forms a part has not been declared effective prior to April 1, 2008, the total possible payments we would have to make pursuant to these liquidated damages would be an aggregate of $1,500,000. If we fail to pay any damages within seven days after the date payable, we will pay interest thereon at a rate of 18% per annum. Although we do not anticipate having to pay any amounts pursuant to this provision, assuming liquidated damages of $1,500,000, one year’s interest at 18% would equal $270,000, for aggregate payments of $1,770,000.

Profits on Conversion of Preferred Stock
The following tables show the total possible profit that the selling security holders could realize as a result of the conversion discount for the securities underlying the preferred stock which was converted into common stock on March 14, 2007.

Selling Security Holder	Market Price per Share of Common Stock on Closing Date	Conversion Price of Preferred Stock (1)	Total Shares Underlying Preferred Stock	Combined Market Price of Shares Underlying Preferred Stock	Combined Conversion Price of Shares Underlying Preferred Stock	Total Possible Discount to Market Price

Core Fund, L.P.	$5.00	$2.50	100,000	$500,000	$250,000	$250,000
Vision Opportunity Master Fund, Ltd.	$5.00	$2.50	368,000	$1,840,000	$920,000	$920,000
The Pinnacle Fund	$5.00	$2.50	2,000,000	$10,000,000	$5,000,000	$5,000,000
Egatniv, LLC	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Maurice Gauchot	$5.00	$2.50	12,000	$60,000	$30,000	$30,000
Heller Capital Investments	$5.00	$2.50	300,000	$1,500,000	$750,000	$750,000
Flat Universe, LLC	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Robert J. Tursi	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Clancy G. Sullivan	$5.00	$2.50	40,000	$200,000	$100,000	$100,000
William and Sharon Mitchell, JTWROS	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Robert A. Melnick	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Diamond Opportunity Fund, LLC	$5.00	$2.50	160,000	$800,000	$400,000	$400,000
White Sand Investor Group, L.P.	$5.00	$2.50	160,000	$800,000	$400,000	$400,000
Peter Unanue	$5.00	$2.50	40,000	$200,000	$100,000	$100,000
Millennium Partners, L.P.	$5.00	$2.50	200,000	$1,000,000	$500,000	$500,000
LBI Group Inc.	$5.00	$2.50	2,000,000	$10,000,000	$5,000,000	$5,000,000
Sand Brothers Venture Capital LLC	$5.00	$2.50	40,000	$200,000	$100,000	$100,000
Sand Brothers Venture Capital II LLC	$5.00	$2.50	40,000	$200,000	$100,000	$100,000
Sand Brothers Venture Capital III LLC	$5.00	$2.50	180,000	$900,000	$450,000	$450,000
Sand Brothers Venture Capital IV LLC	$5.00	$2.50	100,000	$500,000	$250,000	$250,000
2116 Partners	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Katie and Adam Bridge Partners LP	$5.00	$2.50	20,000	$100,000	$50,000	$50,000
Miracle Growth LLC	$5.00	$2.50	40,000	$200,000	$100,000	$100,000
David J. Rosenfeld	$5.00	$2.50	10,000	$50,000	$25,000	$25,000
Grossman Family Trust	$5.00	$2.50	30,000	$150,000	$75,000	$75,000
Myron F. Steves, Jr.	$5.00	$2.50	40,000	$200,000	$100,000	$100,000

Total			6,000,000	$30,000,000	$15,000,000	$15,000,000

 (1)   All shares of preferred stock were converted into shares of common stock on March 14, 2007.

The following tables show the total possible profit that the selling security holders could realize as a result of the conversion discount for the securities underlying the common stock purchase warrants issued in connection with the January 26, 2007 Private Placement.

Selling Security Holder	Market Price per Share of Common Stock on Closing Date	Total Shares Underlying $0.30 Warrant	Total Shares Underlying $2.50 Warrant	Combined Market Price of Shares Underlying All Warrants	Combined Conversion Price of Shares Underlying All Warrants	Total Possible Discount to Market Price

Core Fund, L.P.	$5.00	25,000	8,333	$166,665	$28,332.50	$138,332.50
Vision Opportunity Master Fund, Ltd.	$5.00	92,000	30,667	$613,335	$104,267.50	$509,067.50
The Pinnacle Fund	$5.00	500,000	166,667	$3,333,335	$566,667.50	$2,766,667.50
Egatniv, LLC	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Maurice Gauchot	$5.00	3,000	1,000	$20,000	$3,400.00	$16,600.00
Heller Capital Investments	$5.00	75,000	25,000	$500,000	$85,000.00	$415,000.00
Flat Universe, LLC	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Robert J. Tursi	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Clancy G. Sullivan	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50
William and Sharon Mitchell, JTWROS	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Robert A. Melnick	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Diamond Opportunity Fund, LLC	$5.00	40,000	13,333	$266,665	$45,332.50	$221,332.50
White Sand Investor Group, L.P.	$5.00	40,000	13,333	$266,665	$45,332.50	$221,332.50
Peter Unanue	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50
Millennium Partners, L.P.	$5.00	50,000	16,667	$333,335	$56,667.50	$276,667.50
LBI Group Inc.	$5.00	500,000	166,667	$3,333,335	$566,667.50	$2,766,667.50
Sand Brothers Venture Capital LLC	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50
Sand Brothers Venture Capital II LLC	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50
Sand Brothers Venture Capital III LLC	$5.00	45,000	15,000	$300,000	$51,000.00	$249,000.00
Sand Brothers Venture Capital IV LLC	$5.00	25,000	8,333	$166,665	$28,332.50	$138,332.50
2116 Partners	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Katie and Adam Bridge Partners LP	$5.00	5,000	1,667	$33,335	$5,667.50	$27,667.50
Miracle Growth LLC	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50
David J. Rosenfeld	$5.00	2,500	833	$16,665	$2,832.50	$13,832.50
Grossman Family Trust	$5.00	7,500	2,500	$50,000	$8,500.00	$41,500.00
Myron F. Steves, Jr.	$5.00	10,000	3,333	$66,665	$11,332.50	$55,332.50

Total		1,500,000	500,000	$10,000,000	$1,700,000.00	$8,300,000.00

Selling Security Holder	Market Price per Share of Common Stock on Closing Date	Total Shares Underlying $2.75 Warrant	Combined Market Price of Shares Underlying All Warrants	Combined Conversion Price of Shares Underlying All Warrants	Total Possible Discount to Market Price

Maxim Group LLC	$5.00	300,000	$1,500,000	$825,000	$675,000

Although we used a market price of $5.00, we believe this price does not reflect the true value of our securities at that time due to the fact that (i) we were operating as a public shell, (ii) the trading volume in the common stock was extremely low and highly speculative, and (iii) the total public float represented less than 3% of our common shares outstanding following the Private Placement described elsewhere in this prospectus and Plan of Recapitalization. On January 26, 2007 only 1,000 shares were traded, as adjusted by the reverse stock split (less than one hundredth of one percent of our common stock), and the average trading volume during the month of January 2007 was 496 shares. If we were to use $5.00 as the share price as representative of the underlying total dollar value of the shares of common stock being registered hereunder (8,300,000 shares, inclusive of common stock underlying the warrants) such amount would be $41,500,000; an amount clearly not representative of the value of these securities at that time. Accordingly, we believe the market price as established by the Private Placement of $2.01 is the best estimate of the fair value of the securities at the time of the Private Placement.

Comparison of Company Proceeds from January Private Placement to Potential Investor Profit

Gross Proceeds from January 2007 Financing:	$15,000,000
Less Payments Made or Required to be Made to Selling Security Holders and Any of Their Affiliates:	$1,654,940	(1)
Resulting Net Proceeds from January 2007 Financing:	$13,345,060
Total Possible Discount to Market Price of Stock Registered Hereunder:	$(23,975,000)

(1)
As indicated in the preceding table, this amount is with respect to payments already made to the placement agent and we are unable at this time to estimate the amount of payments which may be required to be made to selling security holders

All shares of preferred stock were converted on March 14, 2007 into 6,000,000 shares of common stock, at a fixed price of $2.50 per share, with no conversion discount or profit given to selling stockholders, and there are no longer any shares of preferred stock outstanding.

The following table sets forth (a) the number of shares outstanding prior to the convertible preferred stock transaction held by persons other than the selling stockholders, affiliates of the company, and affiliates of the selling stockholders, (b) the number of shares registered for resale by the selling stockholders or their affiliates in prior registration statements, (c) the number of shares registered for resale by the selling stockholders or their affiliates that continue to be held by such stockholders or affiliates, (d) the number of shares sold in registered resale transactions by the selling stockholders or their affiliates and (e) the number of shares registered for resale on behalf of the selling stockholders or their affiliates in the current transaction. These numbers do not include securities underlying any outstanding convertible securities, options or warrants.

Number of shares outstanding prior to the convertible preferred stock transaction held by persons other than selling stockholders, affiliates of the company and affiliates of selling stockholders	1,555,426

Number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders in prior registration statements	-

Number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders that continue to be held by the selling stockholders or affiliates of the selling stockholders	-

Number of shares that have been sold in registered resale transactions by the selling stockholders or affiliates of the selling stockholders	-

Number of shares registered for resale on behalf of the selling stockholders or affiliates of the selling stockholders in the current transaction	6,000,000

 Company’s Intention and Ability to Satisfy its Obligations to Selling Stockholders
We have the intention, and a reasonable basis to believe, we will have the financial ability to make payments on the outstanding warrants in both cash and shares of our common stock, if any. We have duly accounted for such payments as part of our strategic plan.

Existing Short Positions by Selling Stockholders
Based upon information provided by the selling stockholders, we have a reasonable belief no selling stockholders currently have a short position in our common stock.

Relationships and Arrangement with Selling Stockholders, Affiliates and Parties with Whom Any Selling Stockholders Have Contractual Relationships
We have the following relationships or arrangements with the selling stockholder, an affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transaction:

Maxim Group, LLC, one of the selling stockholders, is an NASD member broker-dealer and acted as our exclusive placement agent in connection with the sale of the Units. Maxim received the following compensation for its services as placement agent in the Private Placement: (i) a cash fee of 10% of the gross proceeds (an aggregate of $1,500,000) and (ii) 300,000 warrants exercisable at $2.75 per share. A copy of the Placement Agency Agreement with Maxim Group LLC was filed as Exhibit 10.4 to the Current Report on Form 8-K filed February 1, 2007.

In addition, Egatniv, LLC, one of the selling stockholders, is an affiliate of Vintage Filings LLC, our printing services provider since January 2007. As of June 1, 2007, we have paid Vintage Filings LLC an aggregate of $19,861.02 for services rendered. No written contract exists between the Company and Egatniv, LLC or Vintage Filings LLC.

Method for Determining the Number of Shares Being Registered Hereunder
We are registering the exact number of: (i) all shares of our common stock which were previously issued upon the conversion of all Series B Convertible Preferred Stock, to holders of our Series B Convertible Preferred Stock, and (ii) all the shares of our common stock issuable on the exercise of warrants issued to the selling stockholders, each purchased in the Private Placement, as further described herein.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the NYSE Amex or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Other Matters
Any FINRA member participating in the distribution of the shares offered under this prospectus will be subject to compliance with FINRA rules and regulations, including rules governing the timely filing of documents and disclosures with the Corporate Finance Department of FINRA.

Maxim Group, LLC acted as our placement agent in our Private Placement in January 2007. In addition to cash compensation and fees and expenses paid to our placement agent, we issued Maxim Group warrants for the purchase of up to 300,000 common shares, with an exercise price of $2.75 per share. However, the warrants may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Thereafter, the warrants will be transferable provided such transfer is in accordance with the provisions of the Securities Act. Such warrants contain customary anti-dilution protection for stock splits, dividends and recapitalization consistent with the FINRA Rules of Fair Practice. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized capital stock consists of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of April 15, 2010 there were 12,630,822 shares of common stock issued and outstanding and no shares of preferred stock outstanding.  The following is a summary of some of the provisions of our common stock and of our certificate of incorporation.

Common Stock

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Rule 144
In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least six months is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned the restricted shares of common stock proposed to be sold for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Transfer Agent
Our transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, P.O. Box 64875, St. Paul, MN 55164-0875.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of blank check preferred stock, the rights, privileges and preferences of which may be designated by our board of directors from time to time. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, or other rights that could adversely affect the rights of our stockholders. These shares may have rights which are senior to our common stock. Preferred stock may be issued in the future in connection with acquisitions, finances or such other matters as our board of directors deems to be appropriate. In the event that any such shares of preferred stock shall be issued, a certificate of designation, setting forth the series of such preferred stock and the relative rights, privileges and designations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such preferred stock is that our board of directors alone may authorize the issuance of preferred stock which could have the effect of making more difficult or discouraging an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

There are currently no plans, understandings or arrangements for the sale or issuance of any shares of our preferred stock.

Warrants and Options

Pre-Acquisition Warrants @ $0.30 per share
On October 24, 2005, Pace issued 37,500 warrants to purchase common stock, as adjusted for the 1 for 20 reverse stock split. Of these warrants, 30,000 were issued to John Pappajohn, Pace’s sole director and acting chairman, and the remaining 7,500 warrants were issued to his designees. The warrants were issued as compensation for past services rendered and all warrants were immediately vested. The warrants had an exercise price of $10.00, which exceeded the market price of Pace’s common stock at the time of issuance. The value of the warrants was separately estimated at $0.20 per share or $10,000 based on the Black-Scholes valuation of the call option associated with a five-year warrant. As part of the negotiations for the Private Placement, Mr. Pappajohn relinquished the 30,000 warrants that were issued to him, and the remaining 7,500 warrants issued to his designees were adjusted to 250,000 warrants to purchase common stock exercisable at $0.30 per share, expiring October 23, 2010.

Investor Warrants @ $0.30 per share
In connection with the Private Placement, each investor received a warrant to purchase up to a number of shares of common stock equal to 25% of such investor’s subscription amount, divided by the conversion price of the Series B Convertible Preferred Stock, with an exercise price equal to $0.30. As a result, we issued to investors warrants to purchase an aggregate of 1,500,000 shares of common stock, exercisable at $0.30 per share, expiring March 13, 2012.

Investor Warrants @ $2.50 per share
In connection with the Private Placement, each investor received a warrant to purchase up to a number of shares of common stock equal to 8.3% of such investor’s subscription amount, divided by the conversion price of the Series B Convertible Preferred Stock, with an exercise price equal to $2.50 per share. As a result, we issued to investors warrants to purchase an aggregate of 500,000 shares of common stock, exercisable at $2.50 per share, expiring March 13, 2012.

Placement Agent Warrants @ $2.75 per share
In connection with the Private Placement, we issued to the placement agent, a warrant to purchase 300,000 shares of common stock, or 5% of the common stock issuable upon conversion of the Series B Convertible Preferred Stock, at an exercise price equal to $2.75 per share and expiring January 26, 2012.

Consultant Warrants @ $1.85 per share
In connection with the Asset Purchase, we issued warrants to two consultants to purchase an aggregate of 80,000 shares of common stock at an exercise price of $1.85 per share. The warrants vested immediately and expire February 28, 2013. The warrants were valued at $50,013 as of the date of grant using the fair value method. This expense has been included in acquisition costs.

As of April 15, 2010, we have outstanding warrants to purchase an aggregate of 1,912,667 shares of common stock at an average exercise price of $1.32 and have reserved shares of our common stock for issuance in connection with the potential exercise thereof.

Common Stock Options
The Board of Directors has adopted, and our stockholders have approved, the 2007 Plan. The 2007 Plan provides for the grant of up to 2,350,000 incentive stock options, nonqualified stock options, restricted stock, stock bonuses and stock appreciation rights. The 2007 Plan is administered by the Board of Directors, or by the Compensation Committee of the Board of Directors, each of which has the authority and discretion to determine: the persons to whom the options will be granted; when the options will be granted; the number of shares subject to each option; the price at which the shares subject to each option may be purchased; and when each option will become exercisable.

LEGAL MATTERS

Ellenoff, Grossman & Schole LLP has passed upon the validity of our common stock.

EXPERTS

The audited financial statements of the Company for the years ended December 31, 2009 and 2008 are incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 have been incorporated herein in reliance on the report of McGladrey & Pullen, LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC (Commission File No. 001-34408) and they are incorporated herein by reference as of their respective dates of filing:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 25, 2010; and

•	the description of our common stock contained in our registration statement on Form 8-A, dated July 14, 2009, including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and (ii) after the effective date of the registration statement of which this prospectus is a part and prior to the termination of the offering of securities offered pursuant to this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to “furnish” and not file in accordance with SEC rules.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates.  You may request a copy of these filings at no cost by written or oral request to: Conmed Healthcare Management, Inc., 7250 Parkway Dr., Suite 400, Hanover, Maryland 21076, Attn: Thomas Fry, Telephone:  (410) 567-5520.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.  In addition, each document incorporated by reference is readily accessible on our website at www.conmedinc.com.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

You should rely only on the information contained in this document, including information incorporated by reference as described above, or any prospectus supplement or free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document and the documents incorporated by reference are only accurate as of the date on the front of the respective document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document or that are included in any document that is incorporated by reference herein and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

CONMED HEALTHCARE MANAGEMENT, INC.

8,300,000
shares of
common stock

PROSPECTUS

______ __, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us.

Printing and Engraving Expenses *	$10,000
Accounting Fees and Expenses *	$5,000
Legal Fees and Expenses *	$40,000
Miscellaneous *	$5,000
TOTAL	$60,000

*estimated and subject to amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The General Corporation Law of the State of Delaware (the “DGCL”) at Section 102(b)(7) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

The DGCL, at Section 145, provides, in pertinent part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving another corporation, partnership, joint venture, trust or other enterprise, at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Lack of good faith, or lack of a reasonable belief that one’s actions are in or not opposed to the best interest of the corporation, or with respect to any criminal action or proceeding, lack of reasonable cause to believe one’s conduct was unlawful is not presumed from the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or nolo contendere plea or its equivalent. In addition, the indemnification of expenses (including attorneys’ fees) is allowed in derivative actions, except no indemnification is allowed in respect of any claim, issue or matter as to which any such person has been adjudged to be liable to the corporation, unless and only to the extent the Court of Chancery or the court in which such action or suit was brought decides that indemnification is proper. To the extent that any such person succeeds on the merits or otherwise in defense of any of the above described actions or proceedings, he shall be indemnified against expenses (including attorneys’ fees). The determination that the person to be indemnified met the applicable standard of conduct, if not made by a court, is made by the Board of Directors of the corporation by a majority vote of a quorum consisting of directors not party to such an action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel in a written opinion or by the stockholders. Expenses may be paid in advance upon the receipt of undertakings to repay. A corporation may purchase indemnity insurance.

Our Certificate of Incorporation at Article Sixth provides that a director shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of Article Sixth of the Certificate of Incorporation by our stockholders shall not adversely affect any right or protection of a director of ours with respect to events occurring prior to the time of such repeal or modification.  We, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification under the Certificate of Incorporation shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer.

Our Amended and Restated Bylaws at Article VII provide that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was our director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Notwithstanding the preceding sentence, we shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by our Board of Directors. We shall pay the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.  The rights conferred on any person shall not be exclusive of any other rights which such person may have or later acquire under any statute, provision of the Certificate of Incorporation, the Amended and Restated Bylaws, agreement, vote of stockholders or directors or otherwise. Any repeal or modification of the foregoing provisions of the Amended and Restated Bylaws shall not adversely affect any right or protection under the Amended and Restated Bylaws of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

ITEM 16 - EXHIBITS

(a)   The following exhibits are filed with, or incorporated by reference in, this registration statement:

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated February 14, 2007 (1)

4.1	Amendment to Certificate of Incorporation defining rights of Series B Convertible Preferred Stock (2)

4.2	Amendment to Certificate of Incorporation defining rights of Series C Preferred Stock (2)

4.3	Form of Investor Warrant ($.30) (2)

4.4	Form of Investor Warrant ($2.50) (2)

4.5	Form of Common Stock Certificate (3)

23.1	Consent of McGladrey & Pullen, LLP dated April 16, 2010 *

24	Power of Attorney (4)

*	Filed herewith

(1)	Incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed on February 27, 2007

(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 1, 2007

(3)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on March 29, 2007

(4)	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on April 3, 2007

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hanover, State of Maryland on April 16, 2010.

CONMED HEALTHCARE MANAGEMENT, INC.

By:	/s/ Richard W. Turner
Name: Richard W. Turner Title: Chairman and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Thomas W. Fry
Name: Thomas W. Fry Title: Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: April 16, 2010	/s/ Richard W. Turner
Richard W. Turner Chairman and Chief Executive Officer (Principal Executive Officer)

Date: April 16, 2010	/s/ Thomas W. Fry
Thomas W. Fry Chief Financial Officer and Secretary (Principal Accounting Officer and Principal Financial Officer)

Date: April 16, 2010	*
Howard M. Haft Executive Vice President and Chief Medical Officer

Date: April 16, 2010	*
John Pappajohn Director

Date: April 16, 2010	*
Edward B. Berger Director

Date: April 16, 2010	*
Terry E. Branstad Director

Date: April 16, 2010	*
John W. Colloton Director

* By: Thomas W. Fry, Attorney-in-Fact

/s/ Thomas W. Fry
Thomas W. Fry Attorney-in-Fact